UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 14, 2020

Pacific Biosciences of California, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34899	16-1590339
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1305 O’Brien Drive

Menlo Park, California 94025

(Address of principal executive offices) (Zip Code)

(650) 521-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PACB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On October 14, 2020, the Board of Directors (the “Board”) of Pacific Biosciences of California, Inc. (the “Company”) approved entering into an employment agreement (the “Employment Agreement”) with Christian O. Henry, and the Board appointed Mr. Henry as President of the Company in addition to his title as Chief Executive Officer.

The terms of the Employment Agreement, effective as of September 14, 2020 (the “Effective Date”), provide that he will receive an annual base salary of $650,000. Mr. Henry will have an annual target bonus opportunity equal to 100% of his base salary, subject to achieving performance goals established by the Board or the Compensation Committee of the Board. Mr. Henry will also be entitled to reimbursement of reasonable relocation expenses up to $250,000.

As reflected in the terms of the Employment Agreement, on September 15, 2020, Mr. Henry was granted a stock option to purchase a total of 1,500,000 shares of the Company’s common stock with an exercise price per share of $7.52, the fair market value per share on the date of grant, which is scheduled to vest as to 1/4th of the shares subject to the option on the 1-year anniversary of the Effective Date and as to 1/48th of the shares each month thereafter, subject to his continued employment with the Company. On the same day, Mr. Henry was also granted an award of restricted stock units covering 750,000 shares that is scheduled to vest as to 1/4th of the shares on each anniversary of September 15, 2020, subject to his continued employment with the Company through each applicable vesting date.

Mr. Henry will not receive any additional consideration as a member of the Board while serving as Chief Executive Officer, but any outstanding equity awards previously granted to Mr. Henry in his role as a member of the Board will continue to vest while he serves as Chief Executive Officer.

On October 14, 2020, the Board also approved entering into a change in control and severance agreement with Mr. Henry, effective as of the Effective Date (the “Severance Agreement”), which provides that if the Company terminates his employment for a reason other than “cause,” his death or his “disability,” or he resigns for “good reason,” he would be entitled to: (i) a lump sum cash payment equal to 18 months of base salary; (ii) Company-paid COBRA continuation coverage for up to 18 months; and (iii) vesting acceleration of his then-outstanding equity awards equal to the number of shares of Common Stock under the equity awards that are to vest solely based on continued service to the Company that would have otherwise vested had he remained an employee through 6 months after termination; provided, if such termination occurs upon or within 12 months following a change in control of the Company, vesting acceleration of 100% of the unvested portion of his then-outstanding equity awards, with any performance-based awards having any performance goals then subject to such awards being deemed achieved at 100% of target levels, unless specifically provided otherwise under the applicable performance-based award agreement. The severance benefits under the Severance Agreement will be subject to Mr. Henry entering into and not revoking a separation agreement and release of claims with the Company.

The foregoing description of the key terms of the Employment Agreement and the Severance Agreement do not purport to be complete and is qualified in its entirety by the Employment Agreement and Severance Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

The Company previously reported in its definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on June 24, 2020, information regarding Mr. Henry required by Items 401(b), (d), (e) and Item 404(a) of Regulation S-K, and such information is hereby incorporated by reference into this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacific Biosciences of California, Inc.

By:	/s/ Eric E. Schaefer
Eric E. Schaefer Vice President and Chief Accounting Officer

Date: October 19, 2020